MORRIS PUBLISHING ANNOUNCES AGREEMENT WITH COMMITTEE OF BONDHOLDERS

AUGUSTA, Ga.—September 25, 2009— Morris Publishing Group, LLC announced today that it has agreed to the terms of a restructuring agreement with the holders of over seventy-five percent of its outstanding senior subordinated notes. If the restructuring is approved, the holders of the $278.5 million in outstanding notes would exchange their existing notes for $100 million of new second lien secured notes. At that time, affiliates of Morris Publishing would make capital contributions and repay indebtedness to Morris Publishing in order to cancel $110 million of its $138.75 million in existing senior secured indebtedness. The restructuring agreement is subject to the final negotiation and execution of the definitive legal documentation and other closing conditions.

In addition, Morris Publishing has obtained an extension until October 16, 2009 to make two semi-annual interest payments of $9.7 million on its senior subordinated notes originally due Feb. 1, 2009 and August 3, 2009. The holders of more than 80 percent of the outstanding amount of senior subordinated notes have agreed to extend the forbearance period for these payments.

Morris Publishing's senior bank group also agreed to extend until October 2, 2009 the waiver of the cross defaults arising from the overdue interest payments on the senior subordinated notes.

Morris Publishing Group, LLC is a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236